Exhibit 5.1

July 26, 2012

AngloGold Ashanti Holdings plc
AngloGold Ashanti Limited

5.125% Notes due 2022

Dear Ladies and Gentlemen:

We have acted as U.S. counsel to AngloGold Ashanti Holdings plc, a company incorporated under the laws of the Isle of Man (the “Company”), and AngloGold Ashanti Limited, a company incorporated under the laws of the Republic of South Africa (the “Guarantor”), in connection with the public offering and sale by the Company of an aggregate of $750,000,000 principal amount of 5.125% Notes due 2022 of the Company (the “Debt Securities”), to be issued pursuant to the Indenture dated April 28, 2010, among the Company, the Guarantor and The Bank of New York Mellon, as Trustee, (the “Indenture”).  Pursuant to the Indenture, the Debt Securities are unconditionally guaranteed by the Guarantor (the “Guarantee” and, together with the Debt Securities, the “Securities”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion including: (a) the Registration Statement on Form F-3 of the Company and the Guarantor (Registration Nos. 333-182712 and 333-182712-02) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration under the Securities Act of various securities of the Company and the Guarantor; (b) the Indenture; and (c) the form of the Securities.

Based on the foregoing and subject to the qualifications set forth herein and in the Registration Statement, we are of opinion that, assuming that the Debt Securities and the Guarantee have been duly authorized and executed, and when authenticated in accordance with the provisions of the Indenture and delivered and paid for as contemplated in the Registration Statement, the Debt Securities and the Guarantee

will constitute legal, valid and binding obligations of the Company and the Guarantor, as applicable, entitled to the benefits of the Indenture and enforceable against the Company and the Guarantor, as applicable, in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of the Republic of South Africa or the Isle of Man.  For purposes of our opinion, we have assumed that (i) the Guarantor has been duly incorporated and is a validly existing company under the laws of South Africa and (ii) the Indenture and the Guarantee have been duly authorized, executed and delivered by the Guarantor insofar as the laws of South Africa are concerned.  With respect to all matters of South Africa law, we note that you are being provided with the opinion, dated the date hereof, of Edward Nathan Sonnenbergs Inc., South African counsel to the Company and the Guarantor.  For purposes of our opinion, we have also assumed that (i) the Company has been duly incorporated and is a validly existing company under the laws of the Isle of Man and (ii) the Indenture and the Debt Securities have been duly authorized, executed and delivered by the Company insofar as the laws of the Isle of Man are concerned.  With respect to all matters of Isle of Man law, we note that you are being provided with the opinion, dated the date hereof, of Cains Advocates Limited, Isle of Man counsel to the Company and the Guarantor.

We have also relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture will be duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified. We have assumed (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and (b) that the Securities conform to the form of Securities examined by us.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement, and to the references to us under the heading “Legal Matters” in the Registration Statement and the Prospectus Supplement related to the offering of the Securities, dated July 25, 2012.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

AngloGold Ashanti Limited

76 Jeppe Street

Newtown, Johannesburg, 2001

PO Box 62117, Marshalltown, 2107

South Africa

AngloGold Ashanti Holdings plc

1st Floor, Atlantic House

4-8 Circular Road

Douglas, Isle of Man, IM1 1AG